EXHIBIT 99



FOR IMMEDIATE RELEASE
---------------------                                                      NEWS
October 8, 1999                                     Nasdaq National Market-KARE

                 KOALA CORPORATION ANNOUNCES 2-FOR-1 STOCK SPLIT

DENVER, Colorado - Koala Corporation (Nasdaq National Market-KARE), a diversified provider of commercial play systems for children and other "family-friendly" products for businesses, today announced a board approved 2-for-1 stock split to be effected as a stock dividend.

One additional share of stock will be distributed for each share of stock held by stockholders of record as of October 18, 1999. Koala's transfer agent, American Securities and Transfer & Trust, Inc. will distribute the additional shares to shareholders on October 28, 1999. Koala currently has 3.16 million shares of common stock outstanding. Upon completion of the split, the number of outstanding shares will increase to approximately 6.32 million.

"Koala Corporation is pleased that our continued growth has enabled our board to take this action," said Mark Betker, chairman and CEO of Koala Corporation, "We believe that this split will benefit our shareholders by increasing trading activity of our stock as well as improving the liquidity of Koala's stock."

Founded in 1986, Koala Corporation is an integrated provider of products and solutions designed to help business become "family friendly" and allow children to play safely in public. The Company develops and markets a wide variety of infant and child protection and activities products, which are marketed under the Company's recognizable "Koala Bear Kare" brand name. Koala's strategic objective is to address the growing commercial demand for safe, public play environments for children, as well as products and solutions that help businesses create family-friendly atmospheres for their patrons.

Statements made in this news release that are not historical facts may be forward looking statements. Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Koala Corporation and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission Annual Report on Form 10-KSB.

                                       ###
                                    CONTACTS:
                                Koala Corporation
                                  303.574.3423
                                www.koalabear.com

Mark A. Betker                                                        Jeff Vigil
Chairman and Chief Executive Officer                     Chief Financial Officer